 EXHIBIT 23.1

Independent Registered Accounting Firm’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 2 to Form S-1 (File No. 333-192151) of BioHiTech Global, LLC (the “Company”) of our report dated October 5, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audits of the balance sheets of BioHitech America, LLC as of December 31, 2014 and 2013, and the related statements of operations, changes in members’ deficiency and cash flows for the years then ended, appearing in the Company’s Current Report on Form 8-K filed on October 5, 2015.

/s/ Marcum llp

Marcum llp

Melville, NY

October 9, 2015